Exhibit 99.1

For Immediate Release	Contact: Cathy Maloney
VP Investor Relations
508-651-6650
cmaloney@bjs.com

BJ’S WHOLESALE CLUB ANNOUNCES THIRD QUARTER RESULTS

Natick, MA — November 17, 2010 — BJ’s Wholesale Club, Inc. (NYSE: BJ) today reported net income of $23.0 million, or $0.43 per diluted share, for the third quarter of 2010.

For the third quarter of 2009, the Company reported net income of $17.4 million, or $0.32 per diluted share. These results included a charge of $11.7 million pre-tax ($6.9 million post-tax), or $0.13 per diluted share, to establish a reserve in connection with the settlement of a legal claim relating to wage and hour job classification claims.

For the first nine months of 2010, net income was $84.8 million, or $1.58 per diluted share. For the first nine months of 2009, the Company reported net income of $76.7 million, or $1.40 per diluted share. The 2009 results included the third quarter charge, as mentioned above.

Net sales for the third quarter ended October 30, 2010, increased by 4.8% to $2.57 billion from $2.45 billion in the prior year period. For the first nine months of fiscal 2010, net sales increased by 8.6% to $7.84 billion from $7.22 billion in the prior year period.

Comparable club sales for the third quarter and nine-month periods were as follows:

	Thirteen Weeks Ended October 30, 2010	Thirty-Nine Weeks Ended October 30, 2010
Comparable club sales	2.5%	4.8%

Impact of gasoline sales	1.0%	2.0%

Merchandise comparable club sales	1.5%	2.8%

Revised Earnings Guidance For 2010

The Company today also announced revised earnings guidance for the year ending January 29, 2011. The Company now expects to report net income in the range of $133.6 to $135.6 million and diluted earnings per share in the range of $2.48 to $2.52. Previous guidance, provided on August 18, 2010, was for net income in the range of $128.5 to $134.5 million and diluted earnings per share in the range of $2.40 to $2.50.

Conference Calls on Third Quarter and Fiscal Year-End Financial Results

As previously announced, BJ’s management will hold a conference call to discuss the third quarter financial results and management’s outlook for the rest of the year today at 8:30 a.m. Eastern Time. To access the webcast (including financial and other statistical information being presented, as well as reconciliation information with respect to non-GAAP financial measures), visit www.bjsinvestor.com. An archive of the webcast will be available for approximately 90 days following the call.

On Wednesday, March 2, 2011, BJ’s management plans to report the Company’s results for the fourth quarter and fiscal year ending on January 29, 2011.

Additional Information

Supplemental financial information, including detailed sales information for the third quarter and earnings guidance for the fourth quarter and full year 2010 is available on the Form 8-K, submitted by the Company today to the SEC. To access this information, visit www.bjsinvestor.com.

-More-

BJ’s Wholesale Club

November 17, 2010

About BJ’s Wholesale Club

BJ’s introduced the wholesale club concept to New England in 1984, and has since expanded to become a leading warehouse chain in the eastern United States. As of October 30, 2010, the last day of the Company’s third quarter, BJ’s Wholesale Club operated 190 warehouse clubs in 15 states. BJ’s press releases and filings with the SEC are available on the Internet at www.bjsinvestor.com.

Forward-Looking Statements

Statements contained in this press release, including earnings guidance, that are not purely historical are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements. Factors that may cause or contribute to such differences include, without limitation, levels of gasoline profitability, levels of customer demand, economic and weather conditions, federal, state and local regulation in the Company’s markets, federal budgetary and tax policy, litigation, competitive conditions and other factors discussed in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended January 30, 2010. Any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

-See Financial Tables-

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

STATEMENTS OF INCOME (Unaudited)

(Dollars in Thousands Except Per Share Amounts)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009
Net sales	$2,568,991	$2,450,435	$7,840,031	$7,216,043
Membership fees	48,698	45,949	143,786	135,591
Other revenues	13,398	12,674	40,761	37,529

Total revenues	2,631,087	2,509,058	8,024,578	7,389,163

Cost of sales, including buying and occupancy costs	2,354,395	2,245,093	7,171,894	6,598,548
Selling, general and administrative expenses	232,702	231,608	698,945	652,415
Preopening expenses	4,753	2,432	9,677	7,794

Operating income	39,237	29,925	144,062	130,406
Interest expense, net	(353)	(125)	(952)	(376)

Income from continuing operations before income taxes	38,884	29,800	143,110	130,030
Provision for income taxes	15,826	12,328	57,988	52,993

Income from continuing operations	23,058	17,472	85,122	77,037
Loss from discontinued operations, net of income taxes	(94)	(104)	(289)	(298)

Net income	$22,964	$17,368	$84,833	$76,739

Basic earnings per common share:
Income from continuing operations	$0.44	$0.33	$1.62	$1.44
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.01)

Net income	$0.43	$0.32	$1.61	$1.43

Diluted earnings per common share:
Income from continuing operations	$0.43	$0.32	$1.59	$1.41
Loss from discontinued operations	—	—	(0.01)	(0.01)

Net income	$0.43	$0.32	$1.58	$1.40

Number of common shares for earnings per share computations:
Basic	52,952,724	53,756,055	52,540,697	53,645,880
Diluted	53,806,870	54,794,276	53,619,665	54,633,062

BJ’s clubs in operation - end of period	190	184

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED BALANCE SHEETS (Unaudited)

(Dollars in Thousands)

	October 30, 2010	October 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$65,809	$55,066
Accounts receivable	139,337	125,644
Merchandise inventories	1,030,062	971,868
Current deferred income taxes	16,227	12,820
Prepaid expenses	38,224	43,378

Total current assets	1,289,659	1,208,776
Property, net of depreciation	1,023,055	949,889
Deferred income taxes	10,884	10,365
Other assets	25,468	26,574

TOTAL ASSETS	$2,349,066	$2,195,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of long-term debt	$641	$597
Accounts payable	733,763	713,388
Closed store lease obligations	1,706	1,727
Accrued expenses and other current liabilities	328,534	318,795

Total current liabilities	1,064,644	1,034,507
Long-term debt, less portion due within one year	55	696
Noncurrent closed store lease obligations	7,466	8,575
Other noncurrent liabilities	145,977	124,238
Stockholders’ equity	1,130,924	1,027,588

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,349,066	$2,195,604

BJ’s Wholesale Club, Inc. and Consolidated Subsidiaries

CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in Thousands)

	Thirty-Nine Weeks Ended
	October 30, 2010	October 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$84,833	$76,739
Provision for closing and impairment costs	2,483	274
Depreciation and amortization	93,005	83,264
Share-based compensation expense	15,048	16,201
Deferred income taxes	1,903	3,417
Decrease in merchandise inventories, net of accounts payable	(29,773)	12,618
Decrease in closed store lease obligations	(1,193)	(1,220)
Other	(22,968)	2,999

Net cash provided by operating activities	143,338	194,292

CASH FLOWS FROM INVESTING ACTIVITIES
Property additions	(136,607)	(131,181)
Property disposals	46	—
Purchase of marketable securities	(898)	(436)
Sale of marketable securities	1,159	31

Net cash used in investing activities	(136,300)	(131,586)

CASH FLOWS FROM FINANCING ACTIVITIES
Excess tax benefit from exercise of stock options	1,589	1,036
Purchase of treasury stock	(19,158)	(72,056)
Proceeds from issuance of common stock	18,040	12,645
Repayment of long-term debt	(452)	(422)

Net cash provided by (used in) financing activities	19	(58,797)

Net increase in cash and cash equivalents	$7,057	$3,909